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                                                                   Exhibit 10.51










                              BOWATER INCORPORATED
                             MID-TERM INCENTIVE PLAN

                        (Effective as of January 1, 2003)



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                                TABLE OF CONTENTS
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                                                                   Page No.
                                                                   --------

Section 1.  Establishment of Plan......................................1

Section 2.  Definitions................................................1

Section 3.  Administration.............................................6

Section 4.  Eligibility and Participation..............................7

Section 5.  Award Determination........................................7

Section 6.  Termination of Employment..................................9

Section 7.  Change in Control..........................................9

Section 8.  Amendment and Modification................................10

Section 9.  Miscellaneous.............................................10



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SECTION 1. ESTABLISHMENT OF PLAN

         Effective January 1, 2003, Bowater Incorporated, a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the "Bowater Incorporated Mid-Term Incentive Plan" (the "Plan") as set forth in this document.

SECTION 2. DEFINITIONS

         Whenever used in the Plan, the following terms shall have the meanings indicated:

         "Acquiring Person" shall mean the Beneficial Owner, directly or indirectly, of Stock representing 20% or more of the combined voting power of the Company's then outstanding securities, not including (except as provided in clause (i) of the next sentence) securities of such Beneficial Owner acquired pursuant to an agreement allowing the acquisition of up to and including 50% of such voting power approved by two-thirds of the members of the Board who are Board members before the Person becomes Beneficial Owner, directly or indirectly, of Stock representing 5% or more of the combined voting power of the Company's then outstanding securities. Notwithstanding the foregoing, (i) securities acquired pursuant to an agreement described in the preceding sentence will be included in determining whether a Beneficial Owner is an Acquiring Person if, subsequent to the approved acquisition, the Beneficial Owner acquires 5% or more of such voting power other than pursuant to such an agreement so approved; and (ii) a Person shall not be an Acquiring Person if such Person is eligible to and files a Schedule 13G under the Exchange Act with respect to such Person's status as a Beneficial Owner of all Stock of the Company of which the Person is a Beneficial Owner.

         "Active Employee" means an Employee who is providing services to the Company or a subsidiary and does not include an individual who is receiving periodic severance payments. Notwithstanding any provision herein, or in any policy or plan of the Company, to the contrary, an individual will not be an Active Employee for any period that such individual is on an authorized or unauthorized leave of absence from the Company, except to the extent otherwise required by law.

         "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the Effective Date.

         "Awards" may be made under Section 5.2, Section 5.3 and/or Section 7 of the Plan. The form of payment of the Awards may be determined by the Committee in its discretion at any time prior to payment. The Awards may be paid in cash, Stock or other form of equity compensation, or in any other form, or in any combination thereof. The form of an Award need not be the same for all Participants. Any Awards paid in the form of Stock, or any other form of equity compensation, shall only be paid by means of the grant of such Award pursuant to and in accordance with the terms of the applicable plan governing the issuance of the equity


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compensation. The determination of the number of shares or amount of other equity to be issued for any Award payable in the form of Stock or other equity compensation shall be made by the Committee using any generally accepted valuation method or model selected by the Committee in its sole discretion.

         "Beneficial Owner" of Stock means (i) a Person who beneficially owns such Stock, directly or indirectly, or (ii) a Person who has the right to acquire such Stock (whether such right is exercisable immediately or only with the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, warrants, options or otherwise.

         "Board" means the Board of Directors of the Company.

         "Cash from Operations" is defined in Section 5.1.

         "Change in Control" shall be deemed to have occurred upon:

         (i)      the date that any Person is or becomes an Acquiring Person;

         (ii) the date that the Company's shareholders approve a merger, consolidation or reorganization of the Company with another Company or other Person, unless, immediately following such merger, consolidation or reorganization, (A) at least 50% of the combined voting power of the outstanding securities of the resulting entity would be held in the aggregate by the shareholders of the Company as of the record date for such approval (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the shareholders of the Company, but shall be counted as outstanding securities for purposes of this determination), or (B) at least 50% of the board of directors or similar body of the resulting entity are Continuing Directors;

         (iii) the date the Company sells or otherwise transfers all or substantially all of its assets to another Company or other Person, unless, immediately after such sale or transfer, (A) at least 50% of the combined voting power of the then-outstanding securities of the resulting entity immediately following such transaction is held in the aggregate by the Company's shareholders as determined immediately prior to such transaction (provided that securities held by any individual or entity that is an Acquiring Person, or who would be an Acquiring Person if 5% were substituted for 20% in the definition of such term, shall not be counted as securities held by the shareholders of the Company, but shall be counted as outstanding securities for purposes of this determination), or (B) at least 50% of the board of directors or similar body of the resulting entity are Continuing Directors; or


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         (iv)     the date on which less than 50% of the total membership of the
                  Board consists of Continuing Directors.

         "Committee" means, as determined by the Board, the Human Resources and Compensation Committee of the Board, another committee appointed by the Board to administer the Plan, or the Board itself.

         "Company" means Bowater Incorporated, a Delaware corporation, and any successor thereto.

         "Company Rank" is defined in Section 5.2.

         "Continuing Director" means any member of the Board who (i) was a member of the Board prior to the date of the event that would constitute a Change in Control, and any successor of a Continuing Director while such successor is a member of the Board, (ii) is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person, and (iii) is recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

         "Disability" shall have the meaning contained in the Company's long-term disability plan.

         "Discretionary Award" means an Award made to a Participant pursuant to
Section 5.3.

         "Effective Date" means January 1, 2003.

         "Employee" means a full-time, salaried employee of the Company or a subsidiary that, directly or indirectly, is at least 50% owned by the Company.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Maximum Payout Percentage" means the maximum payout percentage set for each Plan Cycle for Discretionary and Performance Awards, separately and combined, by the Committee. For the first Plan Cycle, the Maximum Payout Percentage for (i) Performance Awards shall be 135% and (ii) Discretionary Awards shall be 135%, and the overall Maximum Payout Percentage for both Performance and Discretionary Awards combined shall be 270%. For subsequent Plan Cycles, the overall Maximum Payout Percentage for both Performance and Discretionary Awards combined shall be 90%. Subject to such overall Maximum Payout Percentage, the Committee shall allocate the Maximum Payout Percentage between Performance Awards and Discretionary Awards as of the beginning of each Plan Cycle.

         "Net Cash from Operating Activities" is defined in Section 5.1.


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         "Normal Dividends" are regular periodic dividends declared by a company and do not include special one-time dividends declared for a particular purpose, e.g., in lieu of stock buy-backs. The Committee has the discretion to determine whether a particular dividend is a "Normal Dividend."

         "Normal Retirement Date" means the date defined as the "Normal Retirement Date" in the qualified (or registered, if a Canadian plan) pension plan applicable to the particular Participant in question.

         "Participant" means an Active Employee who is eligible to participate in the Plan.

         "Payout percentage" is defined in Sections 5.2 and 5.3.

         "Peer Companies" means certain companies in the paper and wood products industry. As of the Effective Date, Peer Companies shall include the following:

-   Abitibi-Consolidated Inc.             -    Norske Skog Canada Inc.
-   Boise Cascade Corporation             -    Potlatch Corporation
-   Georgia Pacific Corp.                 -    Rayonier Inc.
-   Glatfelter P. H. Co.                  -    Stora Enso Corporation
-   International Paper Company           -    UPM Kymmene Corporation
-   Louisiana-Pacific Corp.               -    Wausau-Mosinee Paper Company
-   MeadWestvaco Corporation              -    Weyerhaeuser Company

         The Committee shall review the companies designated as a Peer Company from time to time and add or delete Peer Companies as it deems appropriate. Any change to the list of Peer Companies shall be effective with respect to payments made under the Plan on and after the date such change is made.

         "Peer Group Average" means the average of the Total Shareholder Return for the Peer Companies as of the end of each Plan Cycle. The Total Shareholder Return for the Peer Companies will be computed based on the Total Shareholder Return for each individual Peer Company and the Peer Group Average will be computed on a market capitalization weighted basis. If a Peer Company is eliminated either through acquisition or dissolution, or because of any other reason, during a Plan Cycle, it shall not be included in the computation of Peer Group Average for that Plan Cycle. Further, if two or more Peer Companies are combined, either through merger, consolidation, purchase and sale of assets, or because of any other reason, they shall not be included in the computation of Peer Group Average for that Plan Cycle.

         "Performance Award" means an Award made to a Participant pursuant to
Section 5.2.

         "Person" means any individual, firm, company, partnership, trust or other entity.


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         "Plan" means the Bowater Incorporated Mid-Term Incentive Plan.

         "Plan Cycle" means the period over which the Company's performance shall be measured for purposes of determining Participants' Awards under Sections 5.2 and 5.3. The first Plan Cycle shall commence on January 1, 2003, and end on December 31, 2005. New Plan Cycles shall begin as of each successive January 1st and shall extend for three-year terms.

         "Price" on a particular date means the publicly reported closing price per share on the New York Stock Exchange for that date.

         "Prorated" under Sections 4.2 and 6.1 shall mean the number of months a Participant participates in a Plan Cycle, rounded to the nearest month, divided by thirty-six, multiplied by the Awards under Sections 5.2 and 5.3, if any, or
Section 7, if applicable.

         "Retirement" means a Participant's termination of employment in a retirement status entitling him to the immediate payment of benefits under the qualified (or registered, if a Canadian plan) pension plan of the Participant's employer in which he is participating.

         "Section" means the indicated provision of the Plan.

         "Stock" means the common stock of the Company, par value, $1.00 per share.

         "Total Normal Dividends Paid" is defined in Section 5.1.

         "Total Shareholder Return" or "TSR" is equal to (A) the difference in the average common stock (or common stock equivalent) price for the month of January in the first year of a Plan Cycle, and the average common stock (or common stock equivalent) price for the month of December in the last year of a Plan Cycle, plus (B) all Normal Dividends paid per share during the Plan Cycle, divided by (C) the average common stock (or common stock equivalent) price for the month of January in the first year of a Plan Cycle. This formula shall be adjusted as appropriate to reflect stock splits or stock dividends.

         Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

SECTION 3. ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee has delegated to the Senior Vice President - Human Resources of the Company and other appropriate officers and employees of the Company responsibility for day-to-day administration of the Plan.

         The Committee shall: (i) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award granted hereunder, (ii) make all other necessary determinations, (iii)


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make any adjustments that are necessary or desirable in light of previously unforeseen circumstances, and (iv) take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations shall be conclusive and binding upon all parties.

SECTION 4. ELIGIBILITY AND PARTICIPATION

         4.1 General. Active Employees who are in United States salary grades 31 (or its equivalent at locations other than the United States) and above at any time during a Plan Cycle shall be Participants in the Plan, subject to the limitations of Sections 4.2, 6.1 and 6.2 herein. An Active Employee who is eligible to participate in the Plan shall be so notified in writing and apprised of the manner of determining Awards.

         4.2 Partial Plan Cycle Participation. Subject to Section 6.2 and, if applicable, Section 6.1, in the event that an Active Employee becomes eligible or ineligible to participate in the Plan subsequent to the commencement of a Plan Cycle, such Participant's Awards under Sections 5.2 and 5.3 for that Plan Cycle, if any, shall be prorated, so long as the Active Employee has participated in the Plan Cycle for at least one year.

         4.3 No Right to Participate. Except as specifically provided in Sections 4.1, no Employee shall at any time have a right to be selected for participation in the Plan despite having previously participated in an incentive plan of the Company.

SECTION 5. AWARD DETERMINATION

         5.1 Threshold Determination. No Awards shall be made for a Plan Cycle unless the Company generates sufficient "Cash from Operations" cumulatively over the Plan Cycle to fund the Normal Dividends paid during the Plan Cycle ("Total Normal Dividends Paid") on the Company's common and exchangeable stock. "Cash from Operations" is defined as "Net Cash from Operating Activities" as set forth on the Company's annual audited "Consolidated Statement of Cash Flows." Awards paid for a Plan Cycle shall not exceed the excess of Cash from Operations over Total Normal Dividends Paid for that Plan Cycle. If the excess of Cash from Operations over Total Normal Dividends Paid does not equal the value of the Awards for a Plan Cycle, then the values of the Awards shall be limited to such excess amount and reduced proportionately.

          5.2 Performance Awards. Subject to the conditions described in Sections 5.1 and 6.2, at the end of a Plan Cycle, Performance Awards will be determined for all Participants by multiplying each Participant's annual base salary rate as of December 31st of the final year of the Plan Cycle by a payout percentage determined based on a ranking of the Company's TSR as compared with the Peer Group Average. The same payout percentage shall be used for all Participants.

          For the first Plan Cycle, the following formula will apply:

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          No Performance Awards shall be granted if the Company's TSR is below the Peer Group Average. The payout percentage shall equal 50% if the Company's TSR is equal to the Peer Group Average and the Maximum Payout Percentage shall be 135%. If the Company's TSR is above the Peer Group Average, then the calculation of the payout percentage is as follows:

          First, the Company's Rank is determined by the following formula:

                Company Rank = (Company TSR - Peer Group Average)
                                   Divided by
              [(Highest Peer Company TSR - Peer Group Average)/50]
                                     Plus 50

         Then Company Rank will be used to determine the payout percentage according to the chart below.

            Company Rank                           Payout Percentage
            ------------                           -----------------

         50 through 89.999                  50% + [2.125 X (Company Rank - 50)]%

         90 through 100                     135%


                                    [GRAPH]



                      Company
                        Rank           TSR
                      -------        ------

       Highest TSR     100
90% of Highest TSR      90               135%
                        80            113.75%
                        70              92.5%
                        60             71.25%
      Peer Average      50                50%





         The above formula may be revised for Plan Cycles beginning after the first Plan Cycle.

         The Performance Awards shall be made to Participants as soon as practicable after the determination of such Awards at the end of a Plan Cycle.

         5.3 Discretionary Awards. The Committee may grant Participants a Discretionary Award for each Plan Cycle. Discretionary Awards shall be computed by multiplying a percentage, determined by the Committee in its discretion, between 0% and the Maximum Payout Percentage for Discretionary Awards, times each Participant's annual base salary rate as


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of December 31st of the final year of a Plan Cycle. The same payout percentage shall be used for all Participants. Discretionary Awards for a Plan Cycle may be made by the Committee irrespective of whether any Performance Awards are earned or paid for that Plan Cycle.

         Any Discretionary Awards shall be made to Participants as soon as practicable after the computation of such Awards at the end of a Plan Cycle.

SECTION 6. TERMINATION OF EMPLOYMENT

         6.1 Termination of Employment Due to Death, Disability, Retirement or Sale of Business Unit. In the event a Participant's employment is terminated by reason of death, Disability, Retirement, or sale by the Company of the subsidiary or unit employing the Participant (unless such sale is a Change in Control, in which case Section 7 shall supersede the provisions of this Section), Awards determined in accordance with Sections 5.2 and 5.3 or Section 7 herein shall be (i) prorated based upon the portion of the Plan Cycles occurring prior to termination during which the Participant was an Active Employee (provided that the Participant must have been an Active Employee for at least one year during an applicable Plan cycle in order to receive an Award for that Plan Cycle) and (ii) based upon the Participant's annual base salary rate as of the date of termination.

         Awards under this Section 6.1 shall be made as soon as practicable after the end of each applicable Plan Cycle. As with other Awards, Awards under this Section 6.1 may be made in any form, as determined by the Committee in its discretion.

         6.2 Continuation of Employment as Condition for Awards. As a condition to be entitled to any Award under this Plan (except pursuant to Section 7), a Participant must be an Active Employee as of the end of a Plan Cycle unless the Participant's employment is terminated by reason of death, Disability, Retirement, or sale by the Company of the subsidiary or unit employing the Participant. However, the Committee, in its sole discretion, may grant an Award (or a portion of an Award) for the portion of a Plan Cycle that the Participant was a Participant, computed as determined by the Committee as soon as practicable after the end of the Plan Cycle, even if the Participant was not an Active Employee as of the end of the Plan Cycle, provided that in no event may such an Award entitle the Participant to an Award amount in excess of the amount that the Participant could have earned had he or she remained an Active Employee for the duration of the Plan Cycle.

SECTION 7. CHANGE IN CONTROL

         Notwithstanding any other provision of the Plan, if a Change in Control of the Company shall have occurred, the Company shall pay each Participant an Award which equals his annual base salary rate as of the date of the Change in Control times the Maximum Payout Percentage Award for each Plan Cycle that has begun, subject to proration in the manner provided under provisions of Section
6.1 for Participants whose employment terminated before the Change in Control under the circumstances described in Section 6.1, but not to the proration provisions of


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Section 4.2. All Awards will be paid in cash within thirty (30) days of the
Change in Control. Once Awards under this Section 7 have been paid, the Plan shall be terminated and the Participants shall have no further rights under the Plan.

SECTION 8. AMENDMENT AND MODIFICATION

         The Committee, in its sole discretion, with notice to Participants, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that in the event of a Change in Control no such modification, amendment, suspension, or termination may adversely affect Participants' rights under Section 7.

SECTION 9. MISCELLANEOUS

         9.1 Governing Law. The Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of the State of Delaware.

         9.2 Withholding Taxes. The Company shall have the right to deduct from all Awards under the Plan any federal, state, provincial, or local taxes required by law to be withheld with respect to such payments. With respect to any Awards paid in the form of equity compensation, withholding of taxes shall occur as provided under the applicable plan governing the issue of such equity compensation.

         9.3 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

         9.4 Costs of the Plan. All costs of implementing and administering the Plan shall be borne by the Company.

         9.5 Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

         9.6 Employment Status. The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give the Participant the right to be retained in the employ of the Company or any subsidiary.

         9.7 Unsecured General Creditor. Participants and their heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of participation in the Plan. The Company's obligations under the Plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.


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          9.8 Nonassignability. No Participant or any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the Awards, if any, granted hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the Awards granted shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgment, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

         EXECUTED on behalf of the Company as of January 1, 2003.

                           BOWATER INCORPORATED


                           By: /s/ James T. Wright
                               ---------------------------------------------
                                    James T. Wright
                                    Senior Vice President - Human Resources


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